                                                                    EXHIBIT 99.1


            CUMULUS MEDIA INC. CALLS FOR REDEMPTION OF ITS REMAINING 10 3/8% NOTES DUE 2008 AND 13 <3/4>% SERIES A PREFERRED STOCK


     Atlanta, Georgia June 9, 2003 - Cumulus Media Inc. (NASDAQ: CMLS) today announced that the Company has called for redemption of all its outstanding 10 3/8% Senior Subordinated Notes due 2008 (the "Notes") and 13 <3/4>% Cumulative Exchangeable Redeemable Series A Preferred Stock due 2009 (the "Preferred Stock").


     Lew Dickey, Chairman, President and Chief Executive Officer, commented, "This marks the final step in our efforts to both simplify and optimize our capital structure. The anticipated net result of the redemption of the Notes and the Preferred Stock will be a more than 500 basis point reduction in our average cost of debt and a dramatic improvement in our ability to generate free cash flow into the future."


     The $13,691,000 aggregate principal amount of the Notes outstanding will be redeemed on July 3, 2003 at a redemption price of 105.188% of the principal amount, plus accrued and unpaid interest through July 2, 2003. Notes are to be presented to the trustee, U.S. Bank National Association, in accordance with instructions set forth in the Notice of Redemption that was sent to all holders of the Notes.


     The 9,268 shares of the Preferred Stock outstanding, valued at $9,268,000, will be redeemed on July 7, 2003 at a redemption price of 106.875% of the stated value. Shares of the Preferred Stock are to be presented to the Company's transfer agent, SunTrust Bank, in accordance with instructions set forth in the Notice of Redemption that was sent to all holders of the Preferred Stock.


     Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media will own and operate 268 radio stations in 55 mid-size U.S. media markets. The company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.


     Statements in this release may constitute "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt-service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including Cumulus Media Inc.'s Form 10-K for the year ended December 31, 2002. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.


For additional information, contact: Marty Gausvik, Cumulus Media Inc. (404) 949-0700.